EXHIBIT 21

SPANSION LLC

LIST OF SUBSIDIARIES

(as of 12/26/04)

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized

Domestic Subsidiaries
Spansion International, Inc.	Delaware

Foreign Subsidiaries
Spansion (China) Limited(1)	China
Spansion (EMEA)	France
Spansion Japan Limited	Japan
Spansion (Penang) Sdn. Bhd.	Malaysia
Spansion (Kuala Lumpur) Sdn. Bhd.	Malaysia
Spansion Holdings (Singapore) Pte. Ltd.	Singapore
Spansion (Thailand) Limited	Thailand

(1)	Subsidiary of Spansion Holdings (Singapore) Pte. Ltd.